Exhibit 99.1

Cautionary Note Regarding Forward-Looking Statements

This offering memorandum contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “target,” “estimate,” “project,” “intend” and similar expressions. These statements include, among others, statements regarding our expected business outlook, anticipated financial and operating results, our business strategy and means to implement our strategy, our objectives, the amount and timing of capital expenditures, the likelihood of our success in expanding our business, financing plans, budgets, working capital needs and sources of liquidity.

Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on our management’s beliefs and assumptions, which in turn are based on currently available information. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding our services, the expansion of our services, competitive conditions and general economic conditions. These assumptions could prove inaccurate. Forward-looking statements also involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Such factors include, but are not limited to, the following:

•	changes in government reimbursement for our services and/or new payment policies may result in a reduction in revenue, an increase in costs, and a reduction in profitability;

•	adverse economic conditions including an inflationary environment could cause us to continue to experience increases in the prices of labor and other costs of doing business resulting in a negative impact on our business, operating results, cash flows, and financial condition;

•	shortages in qualified nurses, therapists, physicians, or other licensed providers, and/or the inability to attract or retain qualified healthcare professionals could limit our ability to staff our facilities;

•	shortages in qualified health professionals could cause us to increase our dependence on contract labor, increase our efforts to recruit and train new employees, and expand upon our initiatives to retain existing staff, which could increase our operating costs significantly;

•	public threats such as a global pandemic, or widespread outbreak of an infectious disease, similar to the COVID-19 pandemic, could negatively impact patient volumes and revenues, increase labor and other operating costs, disrupt global financial markets, and/or further legislative and regulatory actions which impact healthcare providers, including actions that may impact the Medicare program;

•	the failure of our Medicare-certified long term care hospitals or inpatient rehabilitation facilities to maintain their Medicare certifications may cause our revenue and profitability to decline;

•	the failure of our Medicare-certified long term care hospitals and inpatient rehabilitation facilities operated as “hospitals within hospitals” to qualify as hospitals separate from their host hospitals may cause our revenue and profitability to decline;

•	a government investigation or assertion that we have violated applicable regulations may result in sanctions or reputational harm and increased costs;

•	acquisitions or joint ventures may prove difficult or unsuccessful, use significant resources, or expose us to unforeseen liabilities;

•	our plans and expectations related to our acquisitions and our ability to realize anticipated synergies;

•	failure to complete or achieve some or all the expected benefits of the potential separation of Concentra;

•	private third-party payors for our services may adopt payment policies that could limit our future revenue and profitability;

•	the failure to maintain established relationships with the physicians in the areas we serve could reduce our revenue and profitability;

•	competition may limit our ability to grow and result in a decrease in our revenue and profitability;

•	the loss of key members of our management team could significantly disrupt our operations;

•	the effect of claims asserted against us could subject us to substantial uninsured liabilities;

•	a security breach of our or our third-party vendors’ information technology systems may subject us to potential legal and reputational harm and may result in a violation of the Health Insurance Portability and Accountability Act of 1996 or the Health Information Technology for Economic and Clinical Health Act; and

•	other factors discussed under the heading “Risk factors” herein or incorporated by reference from our annual report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 22, 2024.

Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements, whether as a result of any new information, future events or otherwise. You should not place undue reliance on our forward-looking statements. Although we believe that the expectations reflected in forward-looking statements are reasonable, we cannot guarantee future results or performance.

SUMMARY UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The summary unaudited pro forma consolidated financial data below has been derived from our unaudited pro forma consolidated financial information included in the section of this offering memorandum entitled “Unaudited Pro Forma Consolidated Financial Information.” The unaudited pro forma consolidated financial information has been derived from our historical unaudited condensed consolidated statement of operations for the nine months ended September 30, 2024, our historical audited consolidated statement of operations for the year ended December 31, 2023, and our historical unaudited condensed consolidated balance sheet at September 30, 2024.

The unaudited pro forma consolidated financial data below is only a summary and should be read in conjunction with the section of this offering memorandum entitled “Unaudited Pro Forma Consolidated Financial Information.” The unaudited pro forma consolidated financial data is based upon available information and assumptions that we believe are reasonable and supportable. The summary unaudited pro forma consolidated financial data is for illustrative and informational purposes only. The summary unaudited pro forma consolidated financial data may not necessarily reflect what our financial condition, results of operations or cash flows would have been had we completed the divestiture of our Concentra segment during the periods presented. In addition, the summary unaudited pro forma consolidated financial data may not necessarily reflect what our financial condition, results of operations and cash flows may be in the future.

Pro Forma Consolidated Statement of Operations Data

	For the Nine Months Ended September 30,	Year ended December 31,
(Dollars in thousands)	2024	2023
Revenue	$3,874,541	$4,825,977
Costs and expenses:
Cost of services, exclusive of depreciation and amortization	3,379,931	4,254,369
General and administrative	144,103	170,193
Depreciation and amortization	106,583	135,691
Total costs and expenses	3,630,617	4,560,253
Other operating income	3,300	1,518
Income from operations	247,224	267,242
Other income and expense:
Loss on early retirement of debt	—	(35,353)
Equity in earnings of unconsolidated subsidiaries	53,481	41,339
Interest (expense) income	(63,274)	18,454
Income before income taxes	237,431	291,682
Income tax expense	61,928	69,568
Net income	175,503	222,114
Less: Net income attributable to non-controlling interests	51,306	51,444
Net income attributable to Holdings	$124,197	$170,670

Pro Forma Consolidated Balance Sheet Data

(Dollars in thousands)	As of September 30, 2024
Total assets	$5,510,682
Total liabilities	$3,511,470
Total equity	$1,986,879

Pro Forma Credit Statistics

(Dollars in thousands)	As of or for the Twelve Months Ended September 30, 2024(1)
Cash interest expense(2)	$104,844
Total debt(3)	$1,658,721
Net debt(4)	$1,631,399
Net senior secured debt(5)	$732,678
Ratio of Pro Forma Adjusted EBITDA to Pro Forma cash interest expense(6)	4.83	x
Ratio of net senior secured debt to Pro Forma Adjusted EBITDA(6)	1.45	x
Ratio of net debt to Pro Forma Adjusted EBITDA(6)	3.22	x

(1) As of September 30, 2024, after giving pro forma effect to the incurrence of indebtedness in an aggregate principal amount equal to $1,600.00 million pursuant to the Refinancing Transactions.

(2) Calculated to give pro forma effect to the interest expense on the approximately $1,600.0 million of indebtedness expected to be incurred in connection with the Refinancing Transactions, as well as existing Other Debt of $48.7 million, as if such indebtedness had been incurred as of October 1, 2023 at an estimated weighted average interest rate of approximately 6.4%, excluding debt issuance costs and original issue discount. A variance of 1/8% of the weighted average interest rate estimate would result in a $2.0 million change in annual cash interest expense associated with the $1,600.0 million of indebtedness expected to be incurred.

(3) Consists of $1,600.0 million of indebtedness (including the Notes offered hereby) expected to be incurred pursuant to the Refinancing Transactions, $10.0 million of indebtedness outstanding under our revolving credit facility, and $48.7 million of indebtedness comprised primarily of notes payable, insurance financing arrangements and finance leases.

(4) Consists of total debt principal less pro forma cash of approximately $27.3 million as of September 30, 2024.

(5) Consists of total senior secured debt principal less pro forma cash of approximately $27.3 million as of September 30, 2024.

(6) Pro Forma Adjusted EBITDA for the trailing twelve months ended September 30, 2024, is $506.2 million which is calculated as Historical Select Medical Holdings Corporation trailing twelve month Adjusted EBITDA of $873.8 million less Concentra Adjusted EBITDA of $367.6 million.

Other Pro Forma Data (Non-GAAP)

	Nine Months Ended September 30	Year Ended December 31,
(Dollars in thousands)	2024	2023
Pro Forma Adjusted EBITDA(1)	$394,402	$446,091
Pro Forma Adjusted EBITDA margin(1)	10.2%	9.2%

(1)	We believe that the presentation of Pro Forma Adjusted EBITDA and Pro Forma Adjusted EBITDA margin, as defined herein, are important to investors because Pro Forma Adjusted EBITDA and Pro Forma Adjusted EBITDA margin, or equivalents thereto, are commonly used as an analytical indicator of performance by investors within the healthcare industry. Pro Forma Adjusted EBITDA and Pro Forma Adjusted EBITDA margin are used by management to evaluate financial performance of, and determine resource allocation for, each of our operating segments. However, Pro Forma Adjusted EBITDA and Pro Forma Adjusted EBITDA margin are not measures of financial performance under GAAP. Items excluded from Pro Forma Adjusted EBITDA and Pro Forma Adjusted EBITDA margin are significant components in understanding and assessing financial performance. Pro Forma Adjusted EBITDA and Pro Forma Adjusted EBITDA margin should not be considered in isolation, or as an alternative to, or substitute for, net income, net income margin, income from operations, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because Pro Forma Adjusted EBITDA and Pro Forma Adjusted EBITDA margin are not measurements determined in accordance with GAAP and are thus susceptible to varying definitions, Pro Forma Adjusted EBITDA and Pro Forma Adjusted EBITDA margin as presented may not be comparable to other similarly titled measures of other companies.

The following table reconciles Pro Forma Adjusted EBITDA and Pro Forma Adjusted EBITDA margin to Pro Forma Net income and should be referenced when we discuss Pro Forma Adjusted EBITDA and Pro Forma Adjusted EBITDA margin. For a reconciliation of Pro Forma Net income to Net income, see “Unaudited Pro Forma Consolidated Financial Information.”

	Nine Months Ended September 30,	Year Ended December 31,
(Dollars in thousands)	2024	2023
Reconciliation of Pro Forma Adjusted EBITDA to Pro Forma Net income
Pro Forma Net Income	$175,503	$222,114
Pro Forma Income tax expense	61,928	69,568
Pro Forma Interest expense	63,274	(18,454)
Pro Forma Equity in losses of unconsolidated subsidiaries	(53,481)	(41,339)
Pro Forma Loss on early retirement of debt	–	35,353
Pro Forma Income from Operations	247,224	267,242
Pro Forma Stock compensation expense	38,899	43,158
Pro Forma Depreciation and amortization	106,583	135,691
Pro Forma Separation transaction costs	1,696	–
Pro Forma Adjusted EBITDA	$394,402	$446,091
Pro Forma Adjusted EBITDA margin	10.2%	9.2%
Pro Forma Net Income Margin	4.5%	4.6%

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of September 30, 2024:

•	on a pro forma basis as derived from our historical audited consolidated financial statements incorporated by reference into this offering memorandum and giving effect to the Separation; and

•	on a pro forma as adjusted basis to give effect to the Separation and to the Refinancing Transactions.

The cash and capitalization information in the following table may not necessarily reflect what our cash and capitalization would have been had we completed the Separation as of September 30, 2024. In addition, the cash and capitalization information in the following table may not necessarily reflect what our cash and capitalization may be in the future. The pro forma information set forth in the table below is illustrative only and will adjust based on the actual terms of this offering determined at the time of the pricing of this offering.

The following table should be read in conjunction with the sections of this offering memorandum entitled “Summary Unaudited Pro Forma Consolidated Financial Data,” “Use of Proceeds” and “Unaudited Pro Forma Consolidated Financial Information” as well as our historical audited consolidated financial statements included elsewhere in this offering memorandum.

	As of September 30, 2024
(Dollars and share amounts in thousands) (unaudited)	Pro Forma	Pro Forma As Adjusted
Cash and cash equivalents	$54,646	$27,322
Debt:
Existing Select Term Loan	372,982	–
New Select Term Loan	–	750,000
Senior secured revolving facility(1)	10,000	10,000
Total senior secured principal	$382,982	$760,000
2026 Notes	1,225,000	–
Notes offered hereby(2)	–	850,000
Other debt(3)	48,721	48,721
Total debt principal outstanding	$1,656,703	$1,658,721
Unamortized discount	9,346	(1,875)
Unamortized debt issuance costs	(6,654)	(24,775)
Total debt	$1,659,395	$1,632,071

Total stockholders’ equity	1,688,127	1,688,127
Total capitalization	3,347,522	3,320,198

Total net debt principal outstanding	1,602,057	1,631,399
Total net senior secured principal	328,336	732,678

(1)            The revolving loan under our senior secured credit facilities provides for borrowings of up to $600.0 million of which $546.6 million was available as of September 30, 2024, for working capital and general corporate purposes (after given effect to the Refinancing Transactions and to $43.4 million of outstanding letters of credit at September 30, 2024).

(2)            Represents the aggregate principal amount of the notes being offered and does not reflect initial purchaser discounts and debt issuance costs.

(3)            Other debt consists primarily of borrowings to finance insurance programs, indebtedness to sellers of acquired businesses and other miscellaneous borrowings.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma consolidated statements of operations for the nine months ended September 30, 2024, and for the year ended December 31, 2023, are presented as if the Separation and the Refinancing Transactions occurred as of January 1, 2023. The adjustments in the “Transaction Accounting Adjustments” column in the unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2024, and for the year ended December 31, 2023, give effect to the Separation as if it occurred as of January 1, 2023. The adjustments in the “Refinancing Transaction Adjustments” column in the unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2024, and for the year ended December 31, 2023, give effect to the Refinancing Transactions as if the Refinancing Transactions occurred as of January 1, 2023. The following unaudited pro forma consolidated balance sheet as of September 30, 2024 is presented as if Separation and the Refinancing Transactions occurred on September 30, 2024.

The following unaudited pro forma consolidated financial information has been derived from our historical consolidated financial statements as of and for the year ended December 31, 2023 and the interim unaudited period ended September 30, 2024. The unaudited pro forma consolidated financial information and the accompanying notes should be read in conjunction with (i) the audited consolidated financial statements, the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2023, and (ii) the unaudited consolidated financial statements, the accompanying notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2024.

The following unaudited pro forma financial information is based on information currently available, including certain assumptions and estimates. They are intended for informational purposes only, and do not purport to represent what our financial position and results of operations actually would have been had the Separation occurred on the dates indicated, or to project our financial position or results of operations for any future date or period. The adjustments included with the “Concentra Discontinued Operations” column of the unaudited pro forma condensed consolidated financial information is the current estimates on a discontinued operations basis and could change as our finalized discontinued operations accounting to be reported in future periods once the Separation occurs.

The preliminary financial data included in this offering memorandum has been prepared by, and is the responsibility of, Select’s management. PricewaterhouseCoopers LLP has not audited, reviewed, examined, compiled, nor applied agreed-upon procedures with respect to the preliminary financial data. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Nine Months Ended September 30, 2024

(in thousands, except per share data)

	Select Medical Holdings Corporation Historical (As Reported)	Concentra Discontinued Operations (Note a)	Continuing Operations	Transaction Accounting Adjustments		Refinancing Transactions Impact		Pro Forma Select Medical Holdings Corporation
Revenue	$5,309,692	$(1,435,151)	$3,874,541	$—		$—		$3,874,541
Costs and expenses:
Cost of services, exclusive of depreciation and amortization	4,516,553	(1,136,622)	3,379,931	—		—		3,379,931
General and administrative	145,672	(1,569)	144,103	—		—		144,103
Depreciation and amortization	158,151	(51,568)	106,583	—		—		106,583
Total costs and expenses	4,820,376	(1,189,759)	3,630,617	—		—		3,630,617
Other operating income	3,584	(284)	3,300	—		—		3,300
Income from operations	492,900	(245,676)	247,224	—		—		247,224
Other income and expense:
Loss on early retirement of debt	(10,939)	—	(10,939)	10,939	(b)	—		—
Equity in earnings of unconsolidated subsidiaries	49,805	3,676	53,481	—		—		53,481
Interest expense	(143,309)	43,255	(100,054)	35,965	(b)	815	(d)	(63,274)
Income before income taxes	388,457	(198,745)	189,712	46,904		815		237,431
Income tax expense	95,509	(46,241)	49,268	12,444	(c)	216	(e)	61,928
Net income	292,948	(152,504)	140,444	34,460		599		175,503
Less: Net income attributable to non-controlling interests	62,860	(11,554)	51,306	—		—		51,306
Net income attributable to Select Medical Holdings Corporation	$230,088	$(140,950)	$89,138	$34,460		$599		$124,197
Earnings per common share:
Basic and diluted	$1.78							$0.96
Weighted average shares outstanding
Basic and diluted	129,192							129,192

See accompanying notes to Unaudited Pro Forma Condensed Consolidated Financial Information

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended December 31, 2023

(in thousands, except per share data)

	Select Medical Holdings Corporation Historical (As Reported)	Concentra Discontinued Operations (Note a)	Continuing Operations	Transaction Accounting Adjustments		Refinancing Transactions Impact		Pro Forma Select Medical Holdings Corporation
Revenue	$6,664,058	$(1,838,081)	$4,825,977	$—		$—		$4,825,977
Costs and expenses:
Cost of services, exclusive of depreciation and amortization	5,732,017	(1,477,648)	4,254,369	—		—		4,254,369
General and administrative	170,193	—	170,193	—		—		170,193
Depreciation and amortization	208,742	(73,051)	135,691	—		—		135,691
Total costs and expenses	6,110,952	(1,550,699)	4,560,253	—		—		4,560,253
Other operating income	1,768	(250)	1,518					1,518
Income from operations	554,874	(287,632)	267,242	—		—		267,242
Other income and expense:
Loss on early retirement of debt	(14,692)	—	(14,692)	(10,939	)(b)	(9,722	)(d)	(35,353)
Equity in earnings of unconsolidated subsidiaries	40,813	526	41,339	—		—		41,339
Interest (expense) income	(198,639)	44,474	(154,165)	169,668	(b)	2,951	(d)	18,454
Income before income taxes	382,356	(242,632)	139,724	158,729		(6,771)		291,682
Income tax expense	82,625	(53,372)	29,253	42,111	(c)	(1,796	)(e)	69,568
Net income	299,731	(189,260)	110,471	116,618		(4,975)		222,114
Less: Net income attributable to non-controlling interests	56,240	(4,796)	51,444	—		—		51,444
Net income attributable to Select Medical Holdings Corporation	$243,491	$(184,464)	$59,027	$116,618		$(4,975)		$170,670
Earnings per share:
Basic and diluted	$1.91							$1.34
Weighted average shares outstanding
Basic and diluted	127,706							127,706

See accompanying notes to Unaudited Pro Forma Condensed Consolidated Financial Information

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of September 30, 2024

(in thousands)

	Select Medical Holdings Corporation Historical (As Reported)	Concentra Discontinued Operations (Note a)	Refinancing Transaction Adjustments		Pro Forma Select Medical Holdings Corporation
ASSETS
Current Assets:
Cash and cash equivalents	$191,468	$(136,822)	$(27,324	)(d)	$27,322
Accounts receivable	1,060,007	(232,202)	—		827,805
Prepaid income taxes	8,669	(1,505)	—		7,164
Other current assets	144,053	(23,041)	—		121,012
Total Current Assets	1,404,197	(393,570)	(27,324)		983,303
Operating lease right-of-use assets	1,321,045	(430,133)	—		890,912
Property and equipment, net	1,040,383	(191,099)	—		849,284
Goodwill	3,555,022	(1,234,707)	—		2,320,315
Identifiable intangible assets, net	312,565	(209,171)	—		103,394
Other assets	369,449	(5,975)	—		363,474
Total Assets	$8,002,661	$(2,464,655)	$(27,324)		$5,510,682
LIABILITIES AND EQUITY
Current Liabilities:
Overdrafts	$14,173	$—	$—		$14,173
Current operating lease liabilities	249,832	(74,411)	—		175,421
Current portion of long-term debt and notes payable	42,785	(9,737)	7,500	(d)	40,548
Accounts payable	170,711	(21,030)	—		149,681
Accrued and other liabilities	768,203	(147,956)	—		620,247
Total Current Liabilities	1,245,704	(253,134)	7,500		1,000,070
Non-current operating lease liabilities	1,163,406	(391,037)	—		772,369
Long-term debt, net of current portion	3,098,957	(1,472,610)	(34,824	)(d)	1,591,523
Non-current deferred tax liability	95,557	(22,454)	—		73,103
Other non-current liabilities	98,593	(24,188)	—		74,405
Total Liabilities	5,702,217	(2,163,423)	(27,324)		3,511,470
Redeemable non-controlling interests	30,455	(18,122)	—		12,333
Stockholders’ Equity:
Common stock	130	—	—		130
Capital in excess of par	858,741	—	—		858,741
Retained earnings	1,056,320	(227,064)	—		829,256
Total Stockholders’ Equity	1,915,191	(227,064)	—		1,688,127
Non-controlling interests	354,798	(56,046)	—		298,752
Total Equity	2,269,989	(283,110)	—		1,986,879
Total Liabilities and Equity	$8,002,661	$(2,464,655)	$(27,324)		$5,510,682

See accompanying notes to Unaudited Pro Forma Condensed Consolidated Financial Information

Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

Concentra Discontinued Operations:

(a)	Reflects the anticipated discontinued operations of Concentra, including associated assets, liabilities, and equity and results of operations in accordance with ASC 205-20, Presentation of Financial Statements - Discontinued Operations as currently estimated.

Transaction Accounting Adjustments:

(b)	Reflects the estimated reduced interest expense of $82.0 million for the nine months ended September 30, 2024 and $123.7 million for the year ended December 31, 2023, respectively, as a result of the payments made with the cash proceeds received in connection with the Concentra Separation to reduce long-term debt obligations. Additionally, the estimated reduced interest expense for the year-ended December 31, 2023 reflects a reclassification of a $46.0 million gain on the interest rate cap cash flow hedge from accumulated other comprehensive income into interest expense for forecasted transactions that were probable not to occur as of that date, which was reported in the historical results for the nine months ended September 30, 2024.

As a result of the repayments, a loss on extinguishment of debt related to the write-off of unamortized deferred financing fees of $10.9 million for the year ended December 31, 2023 is also reflected, which was reported in the historical results for the nine months ended September 30, 2024.

(c)	Reflects the tax effects of the Transaction Accounting Adjustments to pre-tax book income at the applicable statutory income tax rates.

Refinancing Transaction Adjustments:

(d)	Reflects the impacts of the Refinancing Transactions, which include the estimated reduced interest expense of $0.8 million for the nine months ended September 30, 2024 and $2.9 million for the year ended December 31, 2023, respectively, as a result of lower interest rates on the refinanced debt. With respect to the Refinancing Transactions, the pro forma financial information includes the following assumptions:

•	Refinancing Term Loans in an aggregate principal amount of $750.0 million bearing interest at a rate equal to SOFR + 2.00% and an original issue discount of $1.9 million;
•	$850.0 million of Senior Notes due 2032 bearing interest at a rate equal to 6.25%; and
•	Estimated debt issuance costs of $24.3 million.

The net proceeds of this offering, together with the proceeds from the Refinancing Term Loans and $27.3 million of cash on hand, will be used to repay in full the Existing Select Term Loan, to redeem all of the 2026 Notes (including an estimated call premium of $12.8 million) and to pay fees and expenses related to the foregoing. The Refinancing Transactions are assumed to qualify for debt extinguishment accounting resulting in a $9.7 million loss on early retirement of debt (inclusive of the $12.8 million call premium noted above) and the capitalization of new debt issuance costs.

A variance of 1/8% of the weighted average interest rate estimate would result in a $2.0 million change in annual cash interest expense associated with the $1,600.0 million of indebtedness expected to be incurred.

(e)	Reflects the tax effects of the Refinancing Transaction Adjustments to pre-tax book income at the applicable statutory income tax rates.